   As filed with the Securities and Exchange Commission on December 22, 1998
                                                      Registration No. 333-61017
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                  POST EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
                      TO FORM S-4 REGISTRATION STATEMENT
                       Under The Securities Act of 1933


                     DATA PROCESSING RESOURCES CORPORATION
            (Exact name of registrant as specified in its charter)


        California                              95-3931443
(State or other jurisdiction of              (I.R.S. Employer
 incorporation or organization)             Identification No.)

                      4400 MacArthur Boulevard, Suite 600
                        Newport Beach, California 92660
                                (949) 553-1102
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


 DATA PROCESSING RESOURCES CORPORATION STOCK OPTION PLAN FOR THE EMPLOYEES OF
              SYSTEMS & PROGRAMMING CONSULTANTS, INC., AS AMENDED
                            (Full title of the plan)

                               MICHAEL A. PIRAINO
                            Executive Vice President
                      4400 MacArthur Boulevard, Suite 600
                        Newport Beach, California 92660
                                 (949) 553-1102
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ------------------------

                                   Copies to:
                             ELAINE R. LEVIN, ESQ.
                             TIMOTHY R. RUPP, ESQ.
                               Riordan & McKinzie
                       695 Town Center Drive, Suite 1500
                          Costa Mesa, California 92626
                                 (714) 433-2900

================================================================================

                                EXPLANATORY NOTE

     The shares of Data Processing Resources Corporation (the "Company" or "DPRC") subject to this Post-Effective Amendment to Form S-4 on Form S-8 are issuable upon the exercise of vested options (the "Time-Vesting Options") outstanding under the Data Processing Resources Corporation Stock Option Plan for the Employees of Systems & Programming Consultants, Inc., As amended (formerly, the Systems & Programming Consultants, Inc. Stock Option Plan) (the "Plan"). As a result of the merger consummated on December 21, 1998, pursuant to which the Form S-4 (File No. 333-61017) (the "Form S-4") was filed, Systems & Programming Consultants, Inc. ("SPC") became a wholly-owned subsidiary of the Company, and each outstanding Time-Vesting Option was amended and converted into an option to acquire the number of shares of the Company's Common Stock determined by multiplying the number of shares of SPC Common Stock previously purchasable pursuant to the Time-Vesting Options by the exchange ratio calculated in accordance with the terms of the merger agreement. Also pursuant to such merger, the Company assumed the Plan under which the Time-Vesting Options had originally been granted and changed the name of the Plan. A total of 1,091,448 shares of the Company's Common Stock will be issuable from time to time upon the exercise of outstanding and vested Time-Vesting Options granted under the Plan and are registered under this Post-Effective Amendment to Form S-4 on Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          The following documents filed by DPRC with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

          (a) The Annual Report of DPRC on Form 10-K/A (Amendment No. 1) for its fiscal year ended July 31, 1998.

          (b) The definitive Proxy Statement of DPRC, as filed with the Commission December 15, 1998.

          (c) The Quarterly Report of DPRC on Form 10-Q for its fiscal quarter ended October 31, 1998.

          (d) The Current Report of DPRC on Form 8-K dated August 6, 1998, as filed with the Commission on August 6, 1998.

          (e) The Current Report of DPRC on Form 8-K/A dated January 27, 1998, as filed with the Commission on September 29, 1998.

          (f) The Current Report of DPRC on Form 8-K dated October 20, 1998, as filed with the Commission on October 22, 1998.

          (g) The Registration Statement of DPRC on Form 8-A/A Amendment No. 1, filed with the Commission on March 1, 1996, registering DPRC Common Stock under
Section 12(g) of the Exchange Act.

          (h) All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Riordan & McKinzie, a Professional Law Corporation,
Orange County, California.   Certain attorneys of Riordan & McKinzie, a
Professional Law Corporation,  hold shares of the Company's common stock.

Item 6.  Indemnification of Directors and Officers.

     The California Corporations Code provides for the indemnification of directors, officers, employees and agents of the Corporation under certain circumstances set forth in Section 317 thereof. Section 317 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

     Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. Section 317 provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

     If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid.
Such indemnification may be authorized upon finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

     If the agent loses or settles a suit brought by or on behalf of the corporation, his or her rights to indemnification are more limited. If he or she is adjudged to be liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in addition, that he or she acted with the care, including reasonable inquiry, of an ordinarily prudent person.

     The indemnification discussed above may be authorized by a majority vote of the disinterested directors or shareholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought. The Company's Board of Directors makes all decisions regarding the indemnification of its officers and directors on a case-by-case basis.

     Any provision in the Company's Articles of Incorporation or Bylaws or contained in a shareholder or director resolution that indemnifies its officers or directors must be consistent with Section 317. Moreover, such a provision may prohibit permissive, but not mandatory, indemnification as described above. Lastly, a corporation has the power to purchase indemnity insurance for its agents even if it would not have the power to indemnify them.

     The Company's Articles of Incorporation authorize the Board of Directors to provide indemnification of its agents through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. The Company's Bylaws require the Company to indemnify each of its directors and officers' to the maximum extent permitted by the California Corporations Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was a director or officer of the Company. The Company is also required to advance to such director or officer expenses incurred in defending any such proceeding, to the maximum extent permitted by such law. The Company's Bylaws also provide that the Board of Directors, in its discretion, may provide for indemnification of or advance of expenses to other agents of the Company.

     The Company has also entered into agreements with each of its directors and officers pursuant to which the Company has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of his or her capacity as a director, officer, employee and/or agent of the Company or any other corporation of which he or she is a director or officer at the request of the Company to the maximum extent permitted by applicable law.
In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

     The Company carries directors' and officers' liability insurance covering its directors and officers.

Item 7.  Exemptions from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

4.1 Data Processing Resources Corporation Stock Option Plan for the Employees of Systems & Programming Consultants, Inc., As Amended by the Stock Plan Assumption Agreement Dated December 22, 1998

5.1  Opinion of Riordan & McKinzie, a Professional Law Corporation*

23.1 Consent of Deloitte & Touche LLP, Costa Mesa, California

23.2 Consent of Riordan & McKinzie (included in Exhibit 5.1)*
_______________
*     Previously filed as an Exhibit to this Registration Statement on Form S-4.


Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newport Beach, State of California, on December 21, 1998.

                               DATA PROCESSING RESOURCES CORPORATION



                               By:    /s/ Michael A. Piraino
                                    ------------------------
                                    Michael A. Piraino
                                    Executive Vice President



  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:



            Signature                                 Title                            Date
            ---------                                 ------                           ----
                *                           Chairman of the Board, Chief             December 21, 1998
---------------------------------              Executive Officer, and Director
        Mary Ellen Weaver                       (Principal Executive Officer)


                *                           President, Chief Operating               December 21, 1998
---------------------------------              Officer and Director
        David M. Connell


     /s/ Michael A. Piraino                 Executive Vice President                 December 21, 1998
---------------------------------              (Principal Financial Officer)
         Michael A. Piraino


                *                           Chief Financial Officer                  December 21, 1998
---------------------------------              (Principal Accounting Officer)
         James A. Adams

                *                           Director                                 December 21, 1998
---------------------------------
        J. Christopher Lewis

                *                           Director                                December 21, 1998
---------------------------------
        Patrick C. Haden

                *                           Director                                December 21, 1998
---------------------------------
    Christopher W. Lancashire


*By:  /s/ Michael A. Piraino
---------------------------------
       Michael A. Piraino
        Attorney-in-Fact

                                 Index To Exhibits

Sequentially
Numbered
Exhibit                      Description                                         Page Number
-------------                -----------                                         -----------

4.1            Data Processing Resources Corporation Stock Option Plan for the
               Employees of Systems & Programming Consultants, Inc., As Amended
               by the Stock Plan Assumption Agreement Dated December 22,
               1998

5.1            Opinion of Riordan & McKinzie, a Professional Law Corporation*

23.1           Consent of Deloitte & Touche LLP, Costa Mesa, California

23.2           Consent of Riordan & McKinzie (included in Exhibit 5.1)*

_______________
*     Previously filed as an Exhibit to this Registration Statement on Form S-4.